Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JANUARY CASH DISTRIBUTION
     DALLAS, Texas, January 18, 2008 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.184212 per unit, payable on February 14, 2008, to unit holders of record on January 31, 2008.
     This month’s distribution increased due primarily to higher oil and gas prices. This would primarily reflect production for the month of November.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 67,351 bbls and 338,758 mcf. The average price for oil was $89.03 per bbl and for gas was $9.23 per mcf. Capital expenditures were approximately $135,484. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil		Oil	Gas
	(Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)
Current Month	67,351	338,758	$89.03	$9.23
Prior Month	69,771	357,965	$80.86	$8.30
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free – 877 .228.5085